EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.2 Million, or $0.42 per Diluted Share, in the First Quarter of 2023; Declares Quarterly Cash Dividend of $0.1375 per Share and Renews Stock Repurchase Plan

HELENA, Mont., April 25, 2023 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.2 million, or $0.42 per diluted share, in the first quarter of 2023, compared to $3.6 million, or $0.47 per diluted share, in the preceding quarter, and $2.2 million, or $0.34 per diluted share, in the first quarter a year ago.

Eagle’s board of directors declared a quarterly cash dividend of $0.1375 per share on April 20, 2023. The dividend will be payable June 2, 2023 to shareholders of record May 12, 2023. The current dividend represents an annualized yield of 3.97% based on recent market prices.

“We delivered strong first quarter 2023 earnings, despite the current challenges facing the banking industry,” said Laura F. Clark, President and CEO. “First quarter loan growth totaled $23.7 million and was well diversified across our loan categories. Additionally, our acquisition of First Community Bank (“First Community”), which was completed during the second quarter of 2022, is contributing positively to operating results. The transaction was valued at approximately $38.6 million and added approximately $370 million in assets, $321 million in deposits and $191 million in loans. While our outlook for the remainder of 2023 remains cautious, and we anticipate a leaner loan pipeline as recessionary concerns continue and deposit pricing pressures persist, we are well positioned for stable growth in the year ahead.”

On January 1, 2023, Eagle implemented the Current Expected Credit Losses (“CECL”) standard, which resulted in a $700,000 increase to the allowance for credit losses and was offset in shareholders’ equity and deferred tax assets.

First Quarter 2023 Highlights (at or for the three-month period ended March 31, 2023, except where noted):

  Net income was $3.2 million, or $0.42 per diluted share, in the first quarter of 2023, compared to $3.6 million, or $0.47 per diluted share, in the preceding quarter, and $2.2 million, or $0.34 per diluted share, in the first quarter a year ago.
  Net interest margin (“NIM”) was 3.86% in the first quarter of 2023, compared to 4.10% in the preceding quarter, and 3.64% in the first quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) decreased 7.9% to $21.1 million in the first quarter of 2023, compared to $22.9 million in the preceding quarter and increased 8.5% compared to $19.5 million in the first quarter a year ago.
  The Company recorded a discount on loans acquired from First Community of $5.4 million at April 30, 2022 of which $3.8 million remained as of March 31, 2023.
  The remaining discount on loans from acquisitions prior to 2022 totaled $671,000 as of March 31, 2023.
  The accretion of the loan purchase discount into loan interest income from acquisitions, was $354,000 in the first quarter of 2023, compared to accretion on purchased loans from acquisitions of $267,000 in the preceding quarter.
  The allowance for credit losses represented 1.09% of portfolio loans and 134.5% of nonperforming loans at March 31, 2023. The allowance for loan losses represented 1.32% and 202.9% of nonperforming loans at March 31, 2022.
  Total loans increased 43.7% to $1.38 billion, at March 31, 2023, compared to $958.7 million a year earlier, and increased 1.8% compared to $1.35 billion at December 31, 2022.
  Total deposits increased 26.5% to $1.61 billion at March 31, 2023, from $1.27 billion a year ago, and decreased 1.7% compared to $1.64 billion at December 31, 2022.
  Available borrowing capacity was approximately $367.1 million:
	March 31, 2023
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$122,530	$249,100
Federal Reserve Bank discount window	-	33,000
Correspondent bank lines of credit	-	85,000
Total	$122,530	$367,100

  The Company paid a quarterly cash dividend in the first quarter of $0.1375 per share on March 3, 2023 to shareholders of record February 10, 2023.

Balance Sheet Results
Eagle’s total assets increased 32.9% to $1.98 billion at March 31, 2023, compared to $1.49 billion a year ago, and increased 1.7% from $1.95 billion three months earlier. The year over year increase was impacted by the First Community acquisition that closed during the second quarter of 2022.

The investment securities portfolio totaled $349.4 million at March 31, 2023, compared to $264.6 million a year ago, and $349.5 million at December 31, 2022.

Eagle originated $69.6 million in new residential mortgages during the quarter and sold $62.4 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.53%. This production compares to residential mortgage originations of $95.3 million in the preceding quarter with sales of $107.1 million and an average gross margin on sale of mortgage loans of approximately 2.77%.

Total loans increased $418.7 million or 43.7% compared to a year ago, and $23.7 million or 1.8% from three months earlier. Commercial real estate loans increased 26.0% to $545.6 million at March 31, 2023, compared to $433.0 million a year earlier. Agricultural and farmland loans increased 110.3% to $231.8 million at March 31, 2023, compared to $110.2 million a year earlier. Commercial construction and development loans increased 57.4% to $166.5 million, compared to $105.8 million a year ago. Residential mortgage loans increased 36.8% to $135.7 million, compared to $99.2 million a year earlier. Commercial loans increased 33.2% to $131.2 million, compared to $98.5 million a year ago. Home equity loans increased 45.3% to $78.2 million, residential construction loans increased 49.7% to $61.3 million, and consumer loans increased 53.0% to $28.8 million, compared to a year ago.

Total deposits increased 26.5% to $1.61 billion at March 31, 2023, compared to $1.27 billion at March 31, 2022, and decreased slightly by 1.7% from $1.64 billion at December 31, 2022. Noninterest-bearing checking accounts represented 28.6%, interest-bearing checking accounts represented 14.8%, savings accounts represented 16.1%, money market accounts comprised 20.8% and time certificates of deposit made up 19.7% of the total deposit portfolio at March 31, 2023. The average cost of deposits was 0.62% in the first quarter of 2023, compared to 0.40% in the preceding quarter and 0.10% in the first quarter of 2022.

Shareholders’ equity was $164.1 million at March 31, 2023, compared to $143.5 million a year earlier and $158.4 million three months earlier. Book value per share was $20.50 at March 31, 2023, compared to $21.44 a year earlier and $19.79 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $15.28 at March 31, 2023, compared to $18.08 a year earlier and $14.52 three months earlier.

Operating Results
“NIM expanded 22 basis points during the first quarter of 2023, compared to the first quarter a year ago, as we benefitted from interest rate increases enacted by the Federal Reserve which resulted in higher loan yields. However, higher funding costs led to a 24 basis point reduction in first quarter NIM compared to the preceding quarter,” said Clark.

Eagle’s NIM was 3.86% in the first quarter of 2023, compared to 4.10% in the preceding quarter, and 3.64% in the first quarter a year ago. The interest accretion on acquired loans totaled $354,000 and resulted in a eight basis-point increase in the NIM during the first quarter of 2023, compared to $267,000 and a six basis-point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the first quarter increased to 4.87% from 4.72% in the fourth quarter of 2022 and 3.92% in the first quarter a year ago.

Eagle’s first quarter revenues decreased 7.9% to $21.1 million, compared to $22.9 million in the preceding quarter and increased 8.5% compared to $19.5 million in the first quarter a year ago.

Net interest income, before the provision for credit losses, decreased 6.7% to $16.4 million in the first quarter, compared to $17.6 million in the fourth quarter of 2022, and increased 38.7% compared to $11.8 million in the first quarter of 2022.

Eagle’s total noninterest income decreased 11.9% to $4.7 million in the first quarter of 2023, compared to $5.3 million in the preceding quarter, and decreased 38.6% compared to $7.6 million in the first quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $3.1 million in the first quarter of 2023, compared to $3.3 million in the preceding quarter and $6.2 million in the first quarter a year ago.

First quarter noninterest expense decreased 8.9% to $16.5 million, compared to $18.2 million in the preceding quarter and increased 1.7% compared to $16.3 million in the first quarter a year ago.

For the first quarter of 2023, the income tax provision totaled $1.0 million, for an effective tax rate of 24.4%, compared to $787,000 for an effective tax rate of 17.8% in the preceding quarter, and $695,000, for an effective tax rate of 23.9% in the first quarter of 2022.

Credit Quality
Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods.

The provision for credit losses was $279,000 in the first quarter of 2023, compared to $347,000 in the preceding quarter and $279,000 in the first quarter a year ago. The allowance for credit losses represented 134.5% of nonperforming loans at March 31, 2023, compared to 180.0% three months earlier and 202.9% a year earlier. Nonperforming loans were $11.2 million at March 31, 2023, $7.8 million at December 31, 2022, and $6.3 million a year earlier.

Eagle had no other real estate owned and other repossessed assets on its books at March 31, 2023, or at December 31, 2022. This compared to $346,000 at March 31, 2022.

Net loan recoveries totaled $21,000 in the first quarter of 2023, compared to net loan charge-offs of $197,000 in the preceding quarter and net loan charge-offs of $79,000 in the first quarter a year ago. The allowance for credit losses was $15.0 million, or 1.09% of total loans, at March 31, 2023, compared to $14.0 million, or 1.03% of total loans, at December 31, 2022, and $12.7 million, or 1.32% of total loans, a year ago.

Capital Management
The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased to 6.30% at March 31, 2023 from 8.24% a year ago and increased from 6.10% three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates. As of March 31, 2023, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.93% as of March 31, 2023.

Stock Repurchase Authority
Eagle announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of its common stock beginning May 1, 2023, representing approximately 5.0% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan is expected to be in place for approximately 12 months, but may be suspended, terminated or modified by the Company’s Board of Directors at any time. The plan does not obligate the Company to purchase any particular number of shares.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 32 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of adverse developments affecting the U.S. banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and related taxes and 5) return on average assets, excluding acquisition costs and related taxes. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	March 31,	December 31,	March, 31
	2023	2022	2022

Assets:
Cash and due from banks	$18,087	$19,321	$17,516
Interest bearing deposits in banks	1,348	2,490	62,697
Federal funds sold	-	-	14,889
Total cash and cash equivalents	19,435	21,811	95,102
Securities available-for-sale	349,423	349,495	264,635
Federal Home Loan Bank ("FHLB") stock	7,360	5,089	1,723
Federal Reserve Bank ("FRB") stock	4,131	4,131	2,974
Mortgage loans held-for-sale, at fair value	9,927	8,250	22,295
Loans:
Real estate loans:
Residential 1-4 family	135,714	135,947	99,242
Residential 1-4 family construction	61,333	59,756	40,968
Commercial real estate	545,631	539,070	432,976
Commercial construction and development	166,461	151,145	105,754
Farmland	139,283	136,334	60,363
Other loans:
Home equity	78,209	74,271	53,828
Consumer	28,812	27,609	18,834
Commercial	131,179	127,255	98,471
Agricultural	92,471	104,036	49,836
Unearned loan fees	(1,670)	(1,745)	(1,591)
Total loans	1,377,423	1,353,678	958,681
Allowance for credit losses (1)	(15,000)	(14,000)	(12,700)
Net loans	1,362,423	1,339,678	945,981
Accrued interest and dividends receivable	10,427	11,284	5,750
Mortgage servicing rights, net	15,875	15,412	14,288
Assets held-for-sale, at fair value	1,305	1,305	-
Premises and equipment, net	86,614	84,323	69,536
Cash surrender value of life insurance, net	47,985	47,724	36,681
Goodwill	34,740	34,740	20,798
Core deposit intangible, net	7,043	7,459	1,660
Other assets	25,648	17,683	10,630
Total assets	$1,982,336	$1,948,384	$1,492,053

Liabilities:
Deposit accounts:
Noninterest bearing	460,195	468,955	371,818
Interest bearing	1,147,343	1,166,317	898,758
Total deposits	1,607,538	1,635,272	1,270,576
Accrued expenses and other liabilities	29,265	26,458	18,968
FHLB advances and other borrowings	122,530	69,394	-
Other long-term debt, net	58,887	58,844	58,986
Total liabilities	1,818,220	1,789,968	1,348,530

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429, 8,507,429 and 7,110,833 shares issued; 8,006,033,
8,006,033 and 6,694,811 shares outstanding at March 31, 2023,
December 31, 2022 and March 31, 2022, respectively	85	85	71
Additional paid-in capital	109,265	109,164	80,960
Unallocated common stock held by Employee Stock Ownership Plan	(5,013)	(5,156)	(5,586)
Treasury stock, at cost (501,396, 501,396 and 416,022 shares at
March 31, 2023, December 31, 2022 and March 31, 2022, respectively)	(11,343)	(11,343)	(9,592)
Retained earnings	93,647	92,023	86,750
Accumulated other comprehensive loss, net of tax	(22,525)	(26,357)	(9,080)
Total shareholders' equity	164,116	158,416	143,523
Total liabilities and shareholders' equity	$1,982,336	$1,948,384	$1,492,053

(1) Allowance for credit losses on loans at March 31, 2023; allowance for loan losses for prior periods.

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest and dividend income:
Interest and fees on loans	$17,737	$17,420	$11,373
Securities available-for-sale	2,843	2,716	1,297
FRB and FHLB dividends	107	142	59
Other interest income	21	22	39
Total interest and dividend income	20,708	20,300	12,768
Interest expense:
Interest expense on deposits	2,460	1,673	312
FHLB advances and other borrowings	1,142	357	6
Other long-term debt	678	657	605
Total interest expense	4,280	2,687	923
Net interest income	16,428	17,613	11,845
Provision for credit losses (1)	279	347	279
Net interest income after provision for credit losses	16,149	17,266	11,566

Noninterest income:
Service charges on deposit accounts	339	445	331
Mortgage banking, net	3,050	3,306	6,245
Interchange and ATM fees	577	707	453
Appreciation in cash surrender value of life insurance	280	287	207
Net loss on sale of available-for-sale securities	(224)	-	-
Other noninterest income	649	555	372
Total noninterest income	4,671	5,300	7,608

Noninterest expense:
Salaries and employee benefits	9,693	11,010	10,381
Occupancy and equipment expense	2,073	2,160	1,678
Data processing	1,212	1,367	1,251
Advertising	281	367	285
Amortization	418	439	122
Loan costs	445	412	546
FDIC insurance premiums	168	229	93
Professional and examination fees	484	371	322
Acquisition costs	-	-	317
Other noninterest expense	1,759	1,802	1,268
Total noninterest expense	16,533	18,157	16,263

Income before provision for income taxes	4,287	4,409	2,911
Provision for income taxes	1,045	787	695
Net income	$3,242	$3,622	$2,216

Basic earnings per share	$0.42	$0.47	$0.34
Diluted earnings per share	$0.42	$0.47	$0.34

Basic weighted average shares outstanding	7,790,188	7,776,145	6,506,133

Diluted weighted average shares outstanding	7,792,467	7,777,552	6,518,847

(1) Provision for credit losses on loans for the quarter ended March 31, 2023; provision for loan losses for prior periods.

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,203	$2,965	$6,233
Net change in fair value of loans held-for-sale and derivatives	(19)	(509)	(535)
Mortgage servicing income, net	866	850	547
Mortgage banking, net	$3,050	$3,306	$6,245

Performance Ratios (For the quarter):
Return on average assets	0.67%	0.75%	0.60%
Return on average equity	7.99%	9.38%	5.79%
Yield on average interest earning assets	4.87%	4.72%	3.92%
Cost of funds	1.33%	0.85%	0.40%
Net interest margin	3.86%	4.10%	3.64%
Core efficiency ratio*	76.38%	77.33%	81.34%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
		(Unaudited)
Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Nonaccrual loans	$4,865	$2,200	$3,379
Loans 90 days past due and still accruing	1,247	1,076	270
Restructured loans, net	5,041	4,502	2,611
Total nonperforming loans	11,153	7,778	6,260
Other real estate owned and other repossessed assets	-	-	346
Total nonperforming assets	$11,153	$7,778	$6,606

Nonperforming loans / portfolio loans	0.81%	0.57%	0.65%
Nonperforming assets / assets	0.56%	0.40%	0.44%
Allowance for credit losses / portfolio loans	1.09%	1.03%	1.32%
Allowance for credit losses/ nonperforming loans	134.49%	179.99%	202.88%
Gross loan charge-offs for the quarter	$1	$216	$92
Gross loan recoveries for the quarter	$22	$19	$13
Net loan (recoveries) charge-offs for the quarter	$(21)	$197	$79

	March 31,	December 31,	March 31,
	2023	2022	2022
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$20.50	$19.79	$21.44
Tangible book value per share**	$15.28	$14.52	$18.08
Shares outstanding	8,006,033	8,006,033	6,694,811
Tangible common equity to tangible assets***	6.30%	6.10%	8.24%

Other Information:
Average investment securities for the quarter	$345,033	$348,267	$273,004
Average investment securities year-to-date	$345,033	$336,779	$273,004
Average loans for the quarter ****	$1,366,766	$1,345,776	$974,177
Average loans year-to-date ****	$1,366,766	$1,194,788	$974,177
Average earning assets for the quarter	$1,724,802	$1,705,349	$1,319,999
Average earning assets year-to-date	$1,724,802	$1,572,106	$1,319,999
Average total assets for the quarter	$1,947,086	$1,934,002	$1,475,049
Average total assets year-to-date	$1,947,086	$1,768,919	$1,475,049
Average deposits for the quarter	$1,605,566	$1,655,298	$1,237,341
Average deposits year-to-date	$1,605,566	$1,514,158	$1,237,341
Average equity for the quarter	$162,290	$154,409	$153,203
Average equity year-to-date	$162,290	$155,655	$153,203

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Calculation of Core Efficiency Ratio:
Noninterest expense	$16,533	$18,157	$16,263
Acquisition costs	-	-	(317)
Intangible asset amortization	(418)	(439)	(122)
Core efficiency ratio numerator	16,115	17,718	15,824

Net interest income	16,428	17,613	11,845
Noninterest income	4,671	5,300	7,608
Core efficiency ratio denominator	21,099	22,913	19,453

Core efficiency ratio (non-GAAP)	76.38%	77.33%	81.34%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2023	2022	2022
Tangible Book Value:
Shareholders' equity	$164,116	$158,416	$143,523
Goodwill and core deposit intangible, net	(41,783)	(42,199)	(22,458)
Tangible common shareholders' equity (non-GAAP)	$122,333	$116,217	$121,065

Common shares outstanding at end of period	8,006,033	8,006,033	6,694,811

Common shareholders' equity (book value) per share (GAAP)	$20.50	$19.79	$21.44

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$15.28	$14.52	$18.08

Tangible Assets:
Total assets	$1,982,336	$1,948,384	$1,492,053
Goodwill and core deposit intangible, net	(41,783)	(42,199)	(22,458)
Tangible assets (non-GAAP)	$1,940,553	$1,906,185	$1,469,595

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.30%	6.10%	8.24%

Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net interest income after provision for credit losses	$16,149	$17,266	$11,566
Noninterest income	4,671	5,300	7,608

Noninterest expense	16,533	18,157	16,263
Acquisition costs	-	-	(317)
Noninterest expense, excluding acquisition costs (non-GAAP)	16,533	18,157	15,946

Income before income taxes, excluding acquisition costs	4,287	4,409	3,228
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	1,045	787	771
Net Income, excluding acquisition costs and related taxes (non-GAAP)	$3,242	$3,622	$2,457

Diluted earnings per share (GAAP)	$0.42	$0.47	$0.34
Diluted earnings per share, excluding acquisition costs and related
taxes (non-GAAP)	$0.42	$0.47	$0.38

Return on Average Assets, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	March 31,
	2023	2022	2022
For the quarter:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$3,242	$3,622	$2,457
Average total assets quarter-to-date	$1,947,086	$1,934,002	$1,475,049
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.67%	0.75%	0.67%

Year-to-date:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$3,242	$12,475	$2,457
Average total assets year-to-date	$1,947,086	$1,768,919	$1,475,049
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.67%	0.71%	0.67%

* See Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes table for GAAP to non-GAAP reconciliation.

Contacts:
Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010